DERMISONICS TO BEGIN NEXT KEY PHASE OF PILOT TRIALS OF REVOLUTIONARY U-STRIP ULTRASONIC DRUG-DELIVERY TECHNOLOGY

PIONEERING NON-INVASIVE SYSTEM DESIGNED TO PROVIDE INSULIN-DEPENDENT DIABETICS PAINLESS ALTERNATIVE TO INJECTIONS

West Conshohocken, PA - Dec. 12, 2005 Dermisonics, Inc. (OTCBB: DMSI; FWB: FQC), a developer of painless, injection-free, ultrasonic transdermal drug-delivery patches and technologies with broad pharmaceutical and consumer applications, today announced that it will begin a new phase of human pilot trials to test the use of its innovative U-Strip(TM) drug delivery system with a study population of insulin-dependent Type-2 diabetics.

The pilot trial, scheduled to begin in January, 2006, is an essential milestone in the process to develop, approve and commercialist the Company's unique drug delivery system, according to Bruce Haglund, CEO of Dermisonics. These human pilot trials will focus on the safety of the ultrasonic component of Dermisonics' U-Strip(TM) technology.

"This trial is an exciting, important component of the Company's Phase-1 Clinical Evaluations," said Bruce Redding, Executive Vice President of Dermisonics. "Successful completion of these trials will strengthen and accelerate Dermisonics mission to secure approval for the first-ever injection-free transdermal insulin delivery technology, to capitalize on the burgeoning, $19 billion drug-delivery market." The insulin-delivery marketplace alone is estimated at $5.4 billion.

Dermisonics' completely non-invasive, painless drug-delivery system uses ultrasonic technology to expand the skin's pores, to enable heavy, large-molecules to penetrate the skin (that is, to be delivered transdermally) and enter the bloodstream. Currently, most patients on regular drug regimens rely on often-painful needle injections or catheter drug pumps.

In the pilot trial, Dermisonics' U-Strip(TM) transdermal drug delivery system will be tested on human volunteers to evaluate the sensitivity of the skin to low-power ultrasound. Ultrasonic technology is an integral part of the Company's unique drug-delivery solution, designed to deliver large-molecule medications through the skin's naturally occurring pores and hair follicles.

In the newly announced trial, more than two dozen Type-2 diabetic volunteers will wear blank U-Strip transdermal patch systems, powered by low-powered ultrasound over a 5-hour testing period. The study, known as the HPT4 pilot trial, is intended to demonstrate that the continuous use of low-powered ultrasound will present no adverse reactions or skin irritation to patients.

When final regulatory approval has been obtained, the U-Strip(TM) Insulin Patch technology has the potential to improve the lives of both Type-1 and Type-2 diabetics. Approximately 55 million of the 185 million diabetics worldwide are


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insulin-dependent, and must endure painful needle injections to survive this debilitating disease.

About Dermisonics, Inc.

Dermisonics is an intellectual property company and advanced technology incubator that is primarily focused on the ongoing development, testing and eventual commercialization of a transdermal patch that has been designed to facilitate the efficient and needle-free delivery of drugs with large molecular structures into the bloodstream. Its breakthrough system, called the U-Strip, is based on a radical integration of microelectronics and ultrasonic science with a product-carrying patch, and represents a quantum leap in non-invasive, transdermal delivery technology. Tests have shown that this system facilitates the transdermal delivery of insulin as well as potentially at least 175 other existing drugs that at present cannot be effectively delivered through the pores of the skin using conventionally available transdermal technology due to their large molecular size. The Company has also developed other portable ultrasonic systems for applications in the medical (Antiseptic Wand) and skin care (U-Wand) fields. For more information visit http://www.Dermisonics.com. For more investor-specific information about Dermisonics, please visit http://www.trilogy-capital.com/dmsi_summary.aspx. To read or download an Investor Fact Sheet about the Company, visit http://www.trilogy-capital.com/tcp/dermisonics/factsheet.html. For real-time stock price quotes, visit http://www.trilogy-capital.com/tcp/dermisonics/quote.html. Dermisonics is also traded on the Frankfurt, Germany, stock exchange under the symbol FQC.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although the Company believes that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including but not limited to adverse economic conditions, intense competition, lack of meaningful research results, entry of new competitors and products, adverse federal, state and local government regulation, inadequate capital, unexpected costs and operating deficits, increases in general and administrative costs, termination of contracts or agreements, technological obsolescence of the Company's products, technical problems with the Company's research and products, price increases for supplies and components, litigation and administrative proceedings involving the Company, the possible acquisition of new businesses or that result in operating losses or that do not perform as anticipated, unanticipated losses, the possible fluctuation and volatility of the


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Company's operating results, financial condition and stock price, losses incurred in litigating and settling cases, dilution in the Company's ownership of its business, adverse publicity and news coverage, inability to carry out research, development and commercialization plans, loss or retirement of key executives and research scientists, changes in interest rates, inflationary factors, and other specific risks. In addition, other factors that could cause actual results to differ materially are discussed in the Company's most recent Form 10-QSB and Form 10-KSB filings with the Securities and Exchange Commission.

Contact:
Dermisonics, Inc.
Bruce Haglund, CEO.
bruce.haglund@dermisonics.com
Four Tower Bridge / 200 Bar-Harbor Drive
West Conshohocken, Pa. 19428-2977 USA
888-401-DERM (3376) Toll Free
(610) 543-0800 Phone
(610) 543-0688 Fax
or
Trilogy Capital Partners (Financial Communications)
Paul Karon, 800-592-6067
paul@trilogy-capital.com
or
European Investor Relations Contact:
Michael Drepper
Phone: +49-621-430-6130
investor-germany@dermisonics.com